Exhibit 99.3

TradeUP Acquisition Corp. Announces Closing of Initial Public Offering and Partial Exercise of Underwriter’s Over-Allotment Option

NEW YORK, July 21, 2021 /PRNewswire/ -- TradeUp Acquisition Corp. (NASDAQ: UPTDU, the "Company") today announced the closing of its initial public offering of 4,430,000 units at a price of $10.00 per unit, which includes 430,000 units issued pursuant to the exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $44,300,000. The Company’s units began trading on the NASDAQ Capital Market ("NASDAQ") under the ticker symbol "UPTDU" on July 15, 2021. Each unit issued in the offering consists of one share of common stock and half of one redeemable warrant, with each whole warrant exercisable to purchase one whole share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on NASDAQ under the symbols "UPTD," and "UPTDW," respectively.

US Tiger Securities, Inc. acted as the lead book running manager in the offering. EF Hutton, division of Benchmark Investments, LLC and R.F. Lafferty & Co., Inc. acted as joint book running managers. R.F. Lafferty & Co.,Inc. also acted as qualified independent underwriter.

A registration statement relating to these securities had been filed with the Securities and Exchange Commission (“SEC”) and became effective on July 14, 2021. The offering was being made only by means of a prospectus, copies of which may be obtained, when available, by contacting US Tiger Securities, Inc., 437 Madison Avenue, 27th Floor, New York, New York 10022; email: IB@ustigersecurities.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TradeUP Acquisition Corp.

TradeUP Acquisition Corp. is a newly organized blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any business combination target and have not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus a search for a target business in the technology industry.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward- looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.